EX-99.B14-21-crp00005
     INDIVIDUAL
     RETIREMENT
     PLAN

     A Prototype Plan Sponsored by United Funds, Inc.

     IRS Serial Number D19O430b


     Individual Retirement Account (IRA)
     Spousal IRA
     Rollover IRA
     Simplified Employee Pension Plan IRA
     SIMPLE IRA
     Transfer IRA


                                                           Waddell & Reed
                                                       FINANCIAL SERVICES

                                   INDIVIDUAL
                                RETIREMENT PLAN



                               TABLE OF CONTENTS


Plan Provisions.........................................................

Custody Agreement.......................................................

Important Disclosures...................................................

Application Instructions................................................

IRA Rollover Statement of Distribution..................................

                      PROTOTYPE INDIVIDUAL RETIREMENT PLAN

                        Sponsored by United Funds, Inc.

                             Section 1-INTRODUCTION

     WHEREAS, the sponsor established a Prototype Retirement Plan and Custody Agreement forming a part thereof (IRS serial number Dl9O430b) under the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, the Economic Recovery Tax Act of 1981, the Tax Equity and Fiscal Responsibility Act of 1982, the Tax Reform Act of 1986, and the Unemployment Compensation Amendments of 1992, in order to permit participating Individuals to establish an account for the exclusive benefit of the Individual or his Beneficiary to create a fund out of which benefits shall be paid exclusively to the Individual adopting this Plan upon his retirement, disability, or other termination of employment, or in the event of death, to his Beneficiaries; and

     WHEREAS, certain amendments to the Retirement Plan and Custody Agreement are necessary in order to conform the same to the requirements of the Small Business Job Protection Act of 1996, and the regulation and procedures promulgated with respect thereto; and,

     WHEREAS, the Sponsor deems it expedient to amend and completely restate the Retirement Plan for the purpose of conforming the same to the requirements of the Small Business Job Protection Act of 1996, and for other purposes;

     NOW, THEREFORE, the Sponsor hereby amends and completely restates the Retirement Plan and Custody Agreement effective January 1, 1997, as follows:

                             Section 2-DEFINITIONS

2.1 Individual: Any person who adopts this Plan. Except in section 4.2, the term Individual shall also include the Non-Working Spouse.

2.2  Plan: This Individual Retirement Plan together with any and all amendments.

2.3 Plan Year: The calendar year in which this Plan is established, and any subsequent calendar year in which a contribution is made.

2.4 Earned Income: The net earnings derived by a self-employed Individual, to the extent such net earnings constitute remuneration for personal services actually rendered.

2.5 Compensation: Wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes Earned Income, as defined in Code Section 401(c)(2) (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, Code Section 401(c)(2) shall be applied as if the term "trade or business" for purpose of Code Section 1402 included service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including, but not limited to, interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term "Compensation" shall include any amount includible in the individual's gross income under Code Section 71 with respect to a divorce or separation instrument described in Code Section 71(b)(2)(A).

2.6 Custodial Account or Account: The Custodial Account or Accounts established under this Plan.

2.7  Custodian: The Custodian of a Custodial Account or any successor thereto.

2.8  Beneficiary: The person or persons designated by the Individual pursuant to section 11.3.

2.9  Code: The Internal Revenue Code of 1986, as amended.

2.10 Non-Working Spouse: The spouse of the Individual adopting this Plan, providing such Non-Working Spouse:

a)   Is married to the Individual as of the last day of a Plan Year,

b) The amount of compensation (if any) includible in the individual's gross income for the tax year is less than the compensation includible in the gross income of the individual's spouse for the tax year. (Code Section 219(c)(2)(B))

c) Files a joint return (pursuant to Code Section 60 (b)) with the Individual for the Plan Year.

2.11 Rollover Account: An Account established pursuant to section 5 of this Plan with a contribution described in Code Section 402(c), 403(a)(4), 403(b)(8) or 408(d)(3) of the Code.

     Except in the case of a Rollover Contribution, no contributions will be accepted unless they are in cash and the total of such contributions shall not exceed the limitations described in sections 4, 6, or 7.

2.12 Qualified Retirement Plan:

a) A plan described in Code Section 401(a) including a trust exempt from tax under Code Section 501(a).

b)   A qualified annuity plan described in Code Section 402(a).

c) Any annuity plan described in Code Section 403(b), regardless of whether the Individual's rights to benefits under such annuity plan are forfeitable or nonforfeitable, or

d)   A qualified bond purchase plan described in Code Section 405(a).

2.13 Simplified Employee Pension Plan: An arrangement described in Code Section 408(k), through which the Individual's employer contributes directly to the Account established for the Individual.

2.14 IRA Plan: An Individual Retirement Account or Individual Retirement Annuity established and maintained pursuant to Code Section 408.

2.15 Investment: Any investment medium approved by Waddell & Reed, Inc.

2.16 Investment Company: An Investment which is defined in the Investment Company Act of 1940, and which may be used to fund retirement plans.

2.17 Sponsor or Sponsoring Organization: United Funds, Inc.

2.18 Savings Incentive Match Plans for Employees (SIMPLE) IRA: An arrangement described in Code Section 408(p) where eligible employees may elect to have the employer make contributions on their behalf under a "qualified salary reduction arrangement."

                             Section 3-ELIGIBILITY

3.1 Contributions by an Individual: An Individual shall be eligible to establish this Plan and make contributions pursuant to section 4, provided he receives Earned Income or Compensation during the Plan Year, and will not attain age 70 1/2 during the Plan Year.

3.2 Rollovers and Transfers: An Individual shall be eligible to establish this Plan and make contributions pursuant to sections 5 and 6, provided that if he has attained age 70 1/2 he will immediately begin receiving withdrawal payments pursuant to section 11.4.

3.3 Simplified Employee Pension or SIMPLE IRA: An Individual shall be eligible to establish this Plan and have contributions made on his behalf pursuant to section 7, provided he receives Earned Income or Compensation during the Plan Year, and if he has attained age 70 1/2, provided he will immediately begin receiving withdrawal payments pursuant to section 11.4.

                    Section 4-CONTRIBUTIONS BY AN INDIVIDUAL

4.1 On Behalf of the Individual: Each Plan Year, an Individual may contribute in cash to his Account the lesser of:

a)   100 percent of the Individual's Compensation, or

b)   $2,000.00, or such other amount specified in the Code.

     The limitations in (a) and (b) above shall be further reduced by the amount contributed to other IRA Plans by the Individual for the Plan Year. Such contributions shall be made to the Custodian on or before the last date authorized by the Internal Revenue Service.

4.2 On Behalf of the Individual and his Non-Working Spouse: Each Plan Year, an Individual may contribute in cash to his Account and to the Account of his Non-Working Spouse, the lesser of:

a)   the sum of:
     (i) the compensation includible in the individual's gross income for the tax year, plus;

     (ii) the compensation includible in the gross income of the individual's spouse for the tax year reduced by the amount allowed as a deduction to the spouse for a contribution to the spouse's own IRA for such tax year, or,

b) $4,000, or such other amount specified in the Code, provided, however, the amount of each contribution must be clearly allocated between his Account and the Account of his Non-Working Spouse, and the amount allocated to either Account cannot exceed the limitations described in section 4.1.

     Such contributions shall be made to the Custodian on or before the last date authorized by the Internal Revenue Service.

                        Section 5-ROLLOVER CONTRIBUTIONS

5.1 Form of Contributions: An Individual shall be eligible to establish a Rollover Account under this Plan by contributing or by having contributed on his behalf:

a) That portion of a lump sum distribution from a Qualified Retirement Plan which is attributable to employer contributions and any earnings, or

b) A distribution to the Individual of all assets held in a prior IRA Plan, providing that none of the amounts held in such prior IRA Plan represent a Rollover Contribution to such plan made within the preceding twelve (12) calendar months, or

c) A distribution to the Individual of all assets held in a prior IRA Plan established for the benefit of such Individual's deceased spouse, or

d) A distribution from a SIMPLE Retirement Account (SRA) provided two years have passed since he first participated in his employer's SIMPLE salary reduction arrangement.

5.2 Time Requirement and Documentation: A contribution to an Individual's Rollover Account must either be made by direct rollover or, if received by the Individual, be made within sixty days after the Individual receives a distribution described in section 5.1, and must be accompanied by a statement, which verifies the requirements of section 5.1.

5.3 Property Other Than Cash: If the Individual receives property other than cash in a distribution described in section 5.1, the property shall be converted to cash and contributed to the Plan, unless the property is an Investment, in which case it may be contributed directly to the Plan, or unless the property has been issued in the name of the Custodian or its nominee, in which case the property may be contributed directly to the Plan at the discretion of the Custodian, for the purpose of converting the property to an Investment.

                         Section 6-TRANSFER OF BENEFITS

6.1 Assets Eligible for Transfer: An Individual may direct the transfer of assets (excluding amounts deemed to be Excess Contributions) from a prior IRA Plan to this Plan, provided that the contribution shall be made in the same method as described in section 5.3.

6.2 Form of Transfer: A transfer of assets must be made directly between the custodian, trustee, or carrier of a prior IRA Plan, and the Custodian.

Section 7-CONTRIBUTIONS MADE PURSUANT TO A SIMPLIFIED EMPLOYEE PENSION PLAN AND
                                   SIMPLE IRA PLAN

7.1 Employer Contributions: The Individual may establish this Plan and provide for cash contributions to it by the Individual's employer pursuant to a Simplified Employee Pension Plan or SIMPLE IRA account established by the Individual's employer.

7.2 Contributions by the Individual: In addition to such employer contributions, in any Plan Year, the Individual may also make contributions pursuant to section 4, 5, or 6.

                         Section 8-EXCESS CONTRIBUTIONS

8.1 Excess Contributions Defined: An Excess Contribution is the amount of a contribution which exceeds the maximum allowable contribution allowed under section 4, 5, 6 or 7. If a contribution is deemed to be an Excess Contribution, the Individual will be required to pay an excise tax, as determined by the Internal Revenue Service, on the greater of:

a)   The amount of the excess, or

b) The value of the assets purchased by the amount of the excess plus any earnings attributable thereto.

     The excise tax is applied to the Plan Year the Excess Contribution was made and to every succeeding Plan Year until the Excess Contribution is eliminated.

8.2 Elimination of Excess Contributions: The Individual shall direct the Custodian, in writing, to dispose of any Excess Contribution in either of the following manners:

a)   By repayment to the Individual of the Excess Contribution, or

b) By carrying the Excess Contribution over to the following Plan Year to be applied to reduce the allowable contribution for the Plan Year and for each subsequent Plan Year until the total Excess Contribution has been eliminated.

                          Section 9-CUSTODIAL ACCOUNT

9.1 Establishment of Account: Each contribution made pursuant to this Plan shall be paid over to the Custodian who shall establish a Custodial Account for the benefit of the Individual. Unless otherwise directed in writing by the Individual:

a) A Rollover Contribution made pursuant to section 5 shall be applied to a segregated Account for the benefit of the Individual.

b)   A Simplified Employee Pension or SIMPLE IRA Contribution made pursuant to section 7 shall be applied to a segregated Account for the benefit of the Individual.

c) All other contributions made pursuant to sections 4 and 6 shall be applied to the Account established for the benefit of the Individual.

9.2 Ownership of Account: The Custodian or its nominee shall be the owner of record of the assets held in the Account for the benefit of the Individual.

9.3 Investment of Contributions: The Custodian shall apply each cash contribution made pursuant to this plan for the purchase of Investments designated by the Individual in the Application, and shall accept and hold contributions made in property other than cash pursuant to sections 5 and
     6. The Individual may change the Investment designation with respect to future contributions from time to time by executing the appropriate application materials for the new Investment(s) and forwarding such materials, together with written instructions, to the Custodian directing that future contributions be applied to such new Investment.

9.4 Conversion of Investment: If the Individual wishes to convert certain of the Investments held in the Custodial Account to another Investment, he must execute the appropriate application materials for such new Investment and forward such materials together with written directions to the
     Custodian describing the portion to be converted.   The Custodian shall
     convert such portion to cash subject to the following restrictions:

a) The Custodian shall convert Investments held in the Account solely for the purpose of acquiring shares of an Investment Company or units in an Investment in a limited partnership program, and

b) The Custodian shall convert units of an Investment in a limited partnership program only if a ready market is available for such units.

9.5 Nonforfeitability of Account: The Individual's interest in the assets held in the Account shall immediately become, and at all times remain, fully vested and nonforfeitable.

9.6 Life Insurance: No part of the Custodial Account shall be invested in life insurance contracts.

9.7 Collectibles: If the Custodial Account acquires collectibles within the meaning of Code Section 408(m), after December 31, 1981, such Custodial Account assets will be treated as a distribution in an amount equal to the cost of the collectible.

                       Section 10-PROHIBITED TRANSACTIONS

10.1 Prohibited Transactions: Neither the Custodian, nor the Individual, directly or indirectly, shall engage in any transaction which either:

a)   Lends any part of the corpus or income of this Plan,

b)   Pays any compensation for personal services rendered to this Plan,

c)   Makes any part of its services available on a preferential basis, or

d) Acquires for this Plan any property from or sells any property to the Individual, any member of the Individual's family or a corporation controlled by the Individual through the ownership, directly or indirectly, of 50 percent or more of the total combined voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of the shares of all classes of stock of the corporation.

     If the Custodian Account acquires collectibles within the meaning of Code
     Section 408(m) after December 31, 1981, such assets will be treated as a taxable distribution in an amount equal to the cost of such collectible and taxed as such.

10.2 Penalty for Prohibited Transactions: If during any Plan Year, an Individual engages directly or indirectly in any of the prohibited transactions listed in section l0.l, his participation in this Plan shall no longer be qualified under the Code as of the first day of the Plan Year in which the prohibited transaction occurs. In the event of such disqualification, all assets under the Plan shall be included in gross income.

     In any taxable year in which an Individual engages directly or indirectly in any such prohibited transaction prior to attaining age 59 1/2, the fair market value of the assets held under the Plan shall be included in gross income, and shall be considered as a premature distribution subject to the tax penalties provided for in Code Section 408(e)(2)(B).

                      Section 11-DISTRIBUTION OF BENEFITS

11.1 Retirement Benefits: An Individual may receive partial distributions from his Account, or begin receiving retirement benefits in accordance with section 11.5, after attaining age 59 1/2, provided however, that he must begin to receive his benefits in accordance with any of the methods described in section ll.5, no later than the Plan Year in which he attains age 70 1/2.

11.2 Disability Benefits: An Individual is eligible to receive disability benefits if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long-continued or indefinite duration. Upon receipt of written notification from the Individual (or such other person as may be legally authorized to represent such Individual) of such disability, the Custodian shall distribute the benefits in accordance with section 11.4.

11.3 Designation of Beneficiary: Each Individual shall have the right by written notice, on a form approved by the Custodian, to designate or to change the Beneficiary or Beneficiaries to receive the benefit amount payable by reason of the Individual's death. Such benefit amount shall consist of the balance of the Individual's Account, and, except as otherwise herein provided, shall be paid or commenced to be paid to the Beneficiaries within thirty days of the Custodian's receipt of proper notification of the person(s) entitled thereto.

     Executed Designation of Beneficiary forms shall be legally valid only when submitted to the Custodian fully complete and duly executed, and only if on file with the Custodian at the time of the Individual's death. Any such designation may be revoked upon receipt by the Custodian of a subsequent, valid Designation of Beneficiary Form bearing a later execution date. If more than one Beneficiary shall have been designated, the amount of the benefit shall be paid to the Beneficiaries as provided in the Designation of Beneficiary form, otherwise in equal parts. However, no part of any death benefit shall be paid to a Beneficiary who is not living at the time of the Individual's death. If any Beneficiary is then deceased, the parts to which the living Beneficiaries are entitled shall be increased proportionately. If a Beneficiary entitled to a distribution under the provisions of this section should die before receiving full distribution of the amount to which he is entitled, the remaining balance shall be distributed in a single payment to the deceased Beneficiary's legal spouse, children, or personal representative, in accordance with the class description and preference order as set forth in the next following paragraph. In all such cases, the Custodian shall determine the person(s) to be paid, in the manner and with the same immunities as provided elsewhere in this section respecting determinations by the custodian of persons entitled to death benefits.

     If no Beneficiary should survive the Individual, or in the absence of a valid Designation of Beneficiary in effect at the time of an Individual's death, the Custodian shall, upon receipt of a certified copy of the Death Certificate or other appropriate evidence of the fact of death satisfactory to the Custodian, make distribution of the deceased Individual's Account to the person or persons of the following class and in the following order of preference:

a) The deceased Individual's legal spouse; but if no such legal spouse shall survive the Individual, then to

b) The surviving natural and adoptive children of the deceased Individual in equal shares per capita and not per stirpes; but if there should be no such surviving child or children, then to

c)   The personal representative of the deceased Individual.

     The Custodian may conclusively rely upon the accuracy of all matters reported to it by any source ordinarily presumed to be knowledgeable respecting the matters so reported. The Custodian shall have no higher duty than the exercise of good faith, and shall incur no liability by reason of any action taken in reliance upon inaccurate or fraudulent information reported by any source assumed to be reliable, or by reason of incomplete information in its possession at the time of such distribution.

     Any distribution of the Account of an Individual may be made in cash or in shares (or partly in both), at the sole discretion of the Custodian, and shall commence within thirty days following receipt by the Custodian of information deemed by it sufficient upon which to base such distribution, provided, however, that the Custodian shall incur no liability respecting fluctuations in the value of the Account of a deceased Individual in the event of a delay occasioned by the Custodian's good faith decision to await additional evidence or information bearing on the Beneficiary or Beneficiaries.

     Upon full and complete distribution of the Individual's Account pursuant to the provisions of this section, the Custodian shall be fully discharged from all liability respecting such account. In the event of reasonable doubt respecting the proper course of action to be taken, the Custodian may in its sole and absolute discretion, resolve such doubt by judicial determination, which shall be binding on all parties claiming any interest in the Account of the deceased Individual. In such event, all court costs, legal expenses, reasonable compensation for time expended by the Custodian in the performance of its duties, and other appropriate and pertinent expenses and costs, shall be collected by the Custodian from the deceased Individual's Account.

11.4 Death Benefits:

a) Distributions Beginning Before Death: If the Individual dies after distribution of his or her interest has begun, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Individual's death.

b) Distributions Beginning After Death: If the Individual dies before distribution of his or her interest begins, distribution of the Individual's entire interest shall be completed by December 31 of the calendar year containing the fifth anniversary of the Individual's death, except to the extent that an election is made to receive distributions in accordance with (1) or (2) below:

1) If the Individual's interest is payable to a designated beneficiary, then the entire interest of the Individual may be distributed over the life or over a period not greater than the life expectancy of the designated Beneficiary commencing on or before December 31 of the calendar year immediately following the calendar year in which the Individual died.

2) If the designated Beneficiary is the Individual's surviving spouse, the date distributions are required to begin in accordance with (1) above is described in section 11.5.

3) If the designated Beneficiary is the Individual's surviving spouse, the spouse may treat the Account as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to the Plan, makes a rollover to or from the Plan, or fails to elect any of the above provisions.

(c) Life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. For purposes of distributions beginning after the Individuals death, unless otherwise elected by the surviving spouse by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable by the surviving spouse and shall apply to all subsequent years. In the case of any other designated Beneficiary, life expectancies shall be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to this section, and payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

(d) Distributions under this section are considered to have begun if the distributions are made on account of the Individual reaching his or her required beginning date. If the Individual receives distributions prior to the required beginning date and the Individual dies, distributions will not be considered to have begun.

11.5 Distribution Options: At such time benefits are paid in accordance with section 11.1 or 11.2, the entire value of the Account of the Individual for whose benefit the Custodial Account is maintained will be distributed or commence to be distributed, no later than the first day of April following the calendar year in which such Individual attains age 70 1/2 (required beginning date) over:

a) the life of such Individual, or the lives of such Individual and his or her designated beneficiary, or

b) a period not extending beyond the life expectancy of such Individual or the life expectancy of such Individual and his or her designated beneficiary.

     The amount to be distributed each year, beginning with the first calendar year for which distributions are required shall not be less than the quotient obtained by dividing the entire interest of the Individual in the Custodial Account at the beginning of each year by the lesser of: (1) the applicable life expectancy, or (2) if the Individual's spouse is not the designated beneficiary, the applicable divisor determined from the table set forth in Q&A-4 or Q&A-5, as applicable of Section 1.402(a)(9)-2 of the Proposed Income Tax Regulation. Distributions after the death of the Individual shall be distributed using the applicable life expectancy as the relevant divisor without regard to Proposed Regulations Section 1.401(a)(9)-2.

     Life expectancy is computed by use of the expected return multiples in
     Tables V and VI of Section 1.72-9 of the Income Tax Regulations.   Unless
     otherwise elected by the Individual or beneficiary by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable by the Individual and shall apply to all subsequent years. The life expectancy of a non-spouse beneficiary may not be recalculated. Instead, life expectancy will be calculated using the attained age of such beneficiary during the calendar year in which the Individual attains age 70 1/2, and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

11.6 Penalty on Insufficient Distributions: If during any Plan Year, after the Individual attains the age of 70 1/2, the amount distributed from his account is less than the minimum amount required to be distributed under section 11.5, the Individual shall be subject to an excise tax as provided for in Code Section 4974.

                  Section 12-AMENDMENT AND TERMINATION OF PLAN

12.1 Amendment by the Sponsoring Organization: The Sponsoring Organization may at any time and from time to time modify and amend the Plan as is necessary to conform the Plan to the provisions and requirements of the Code with respect to qualified plans for Individuals. In the event of any such amendment by the Sponsoring Organization, notice of such amendment will be delivered to the Individual and the Custodian.

12.2 Amendment by the Individual: Any option set out in the Application may be amended at any time and from time to time by the Individual by delivery to the Custodian and Sponsoring Organization of the amendment specifying the change or changes in the selection of options permitted in the Application or by execution of a new Application. Any amendment of this Plan by an Individual in other respects than as permitted by the preceding sentence shall cause the Plan of such Individual to be deemed an individually designed plan not covered by the Internal Revenue Service letter or letters issued under this Prototype Plan. A copy of such Amendment shall be delivered to, and approved by the Custodian prior to its becoming effective.

12.3 Individual's Rights: No amendment shall operate to deprive an Individual of any right to benefits vested irrevocably in him under this Plan.

12.4 Termination of Plan: This Plan may be terminated at any time by the Individual by notifying the Custodian in writing, and will automatically be terminated in the event of the death of the Individual. Upon termination of the Plan, any and all assets remaining in the Custodial Account shall be distributed by the Custodian to the Individual or in the event of his death, to his Beneficiary. Such distribution shall be in cash or kind in one or more of the ways provided by section 11.5. Upon completion of such distribution, the Custodian shall be relieved from all further liability with respect to all amounts so paid.

                      Section 13-MISCELLANEOUS PROVISIONS

13.1 Allocation of Charges: Any income taxes or other taxes of any kind whatsoever that may be levied or assessed upon, or in respect of, the assets of the Plan, or the income arising there from, any transfer taxes incurred in connection with the investment and reinvestment of such assets, all other administrative expenses incurred by the Custodian in the performance of its duties including fees for legal services rendered by the Custodian, and the Custodian's compensation shall be paid as provided in the Custody Agreement.

13.2 Condition of Plan and Custody Agreement: It is a condition of this Plan and the Custody Agreement, and each Individual by participating herein expressly agrees, that he shall look solely to the assets of the Custodial Account for the payment of any benefit to which he is entitled under the Plan.

13.3 Necessity of Qualification: This Plan and each participating Individual's Plan is established with the intent that it shall qualify and continue to qualify under Code Sections 401 and 408.

13.4 Inalienability of Benefits: The benefits provided hereunder shall not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, and any attempt to cause such benefits to be so subjected shall not be recognized, except to such extent as may be required by law.

13.5 Prohibited Diversion: No part of the contributions under this Plan shall be used for, or diverted to, purposes other than for the exclusive benefit of the Individual and his Beneficiaries.

13.6 Administration: This Individual Retirement Plan shall be administered by the Individual, who shall have the sole authority to enforce the Plan and the Custody Agreement and shall be responsible for the operation of the Plan in accordance with its terms.

13.7 Construction: Wherever used in the Plan the masculine gender shall include the feminine gender and singular shall include plural, unless the context indicates otherwise.

13.8 Governing Law: This Plan and the Custody Agreement shall be construed, administered, and enforced according to the laws of the State of Kansas.

                               CUSTODY AGREEMENT

           Establishing Custodial Account for Investing Contribution
                     Under the Accompanying Retirement Plan

     The individual named in the Application has established a Retirement Plan (attached hereto) for his benefit pursuant to the Internal Revenue Code of 1986, as amended. As part of the Plan, the Individual hereby requests Fiduciary Trust Company of New Hampshire (The "Custodian") to establish a Custodial Account for the investment of contributions under the Plan in the shares of the Investment Company designated in the Application upon the terms and conditions set forth in this Agreement.

                 Section 1: ESTABLISHMENT OF CUSTODIAL ACCOUNT

     The Custodian shall open and maintain Custodial Account(s) for the Individual named in the accompanying Application. The assets of the Custodial Account will not be commingled with other property except in a common trust fund or other common investment fund. Separate records will be maintained for the interest of each Individual.

                      Section 2: RECEIPT OF CONTRIBUTIONS

     The Custodian shall accept and hold in the Custodial Account(s) contributions on behalf of the Individual as it may receive from time to time. All such contributions shall be made in cash or in property as described in sections 4, 5, 6 and 7 of the Plan. The minimum aggregate contribution which may be made at any one time shall be the minimum amount required for the Investment designated in the Application attached hereto, or designated in subsequent written instructions from the Individual.

                    Section 3: INVESTMENT OF ACCOUNT ASSETS

     The amount of each cash contribution credited to an Individual's Account shall be applied only to the purchase of the Investment(s) designated in the Application, which shall be credited to such Account with a notation as to cost. All dividend, interest, or capital gains distributions realized from the Investment(s) (other than those automatically reinvested), all proceeds realized from the conversion of Investments as described in section 9.4 of the Plan, all proceeds realized from the conversion of property into an Investment (following the Custodian's receipt and acceptance of property that has been issued to the Custodian as described in section 5.3 of the Plan), and all residual cash acquired by the Custodian in connection with the reduction of Investments to cash described in section 4, or the payment of Custodial Fees described in section 7, shall be invested in one or more of the mutual funds designated in the Application. Sales Charges attributable to the acquisition of shares of such funds or incurred upon the redemption of shares of such funds shall be charged to the Account for which such shares are acquired.

     All Investments acquired by the Custodian shall be registered in the name of the Custodian or of its registered nominee as defined in the Internal Revenue Code and any regulations of the Treasury Department issued thereunder exempting such transaction from liability for stock transfer taxes. Such Investments may not be commingled with other property except in a common investment fund or trust fund.

              Section 4: DISTRIBUTIONS FROM THE CUSTODIAL ACCOUNT

     On receipt of a written order from the Individual (or such other person as may be legally authorized to represent such Individual) certifying that his benefit is payable pursuant to the Plan, the Custodian shall transfer all Investments credited to such Individual's Account (or such portion as the Individual or his authorized representative may direct) into the name of such Individual and distribute such Investment to the Individual, provided, however, that if any order for payment of a benefit so directs, the Custodian may pay the same by reducing all Investments credited to such Individual's Account (or such portion as the Individual or his authorized representative may direct) to cash and distributing the proceeds to such Individual. If the Individual's written direction for a partial distribution in cash fails to indicate the specific Investment to be reduced to cash, the Custodian shall reduce the Investments according to the following order of preference:

a) Shares of Investment Company(ies) not included in the United Group of Funds or Waddell & Reed Funds;

b)   Investments listed on a national securities exchange;

c) Investments in a limited partnership program (if a ready market is available);

d)   Other Investments; and

e)   Shares of mutual funds in the United Group of Funds or Waddell & Reed
     Funds.

     On receipt of written notice of the death of the Individual, the Custodian shall distribute all Investments credited to such Individual's Account in accordance with section 11.3 of the Plan and in the manner described in the above paragraph.

     If the Custodian should at any time receive notice from the Individual that any contribution made by or on behalf of the Individual exceeded the limitations described in the Plan, the Custodian shall dispose of such Excess Contribution in accordance with section 8.2 of the Plan. Any repayment made pursuant to section 8.2(a) of the Plan shall be made as soon as practical after the receipt of direction from the Individual and in the same manner as provided with respect to benefits as described in the first paragraph of this section 4.

     If the Custodian should receive notice from the Internal Revenue Service that the Plan has been disqualified, the Custodian shall promptly distribute to such Individual all Investment(s) credited to his account.

                       Section 5: VOTING AND OTHER ACTION

     The Custodian shall deliver, or cause to be delivered, to the Individual all notices, prospectuses, financial statements, proxies and proxy soliciting materials relating to such shares. The Custodian shall not exercise any voting rights attributable to any Investment held hereunder except in accordance with the written instructions of the Individual.

               Section 6: REPORTS OF THE CUSTODIAN AND INDIVIDUAL

     The Custodian shall keep accurate and detailed records of all receipts, investments, disbursements and other transactions hereunder. Not later than sixty days after the close of each Plan Year (or after the Custodian's resignation or removal pursuant to section 10 hereof), the Custodian shall file with the Individual a written report or reports reflecting the receipts, disbursements and other transactions effected by it during such year (or period ending with such resignation or removal) and the status of the Account as of the end of such period, including the assets and liabilities of the Custodial Account at the close of the period. Upon the expiration of a sixty-day period, commencing immediately following the date on which such report is filed with the Individual, the Custodian shall be forever released and discharged from all liability and accountability to anyone with respect to its acts, transactions, duties, obligations or responsibilities as shown in or reflected by such report, except with respect to any such acts or transactions as to which the Individual shall have filed written objections with the Custodian within such sixty-day period.

     The Individual shall file with the Internal Revenue Service, and the Custodian shall furnish to the Individual, such information relevant to the Plan and Custodial Account as may be required under the Code and any regulations issued or forms adopted by the Treasury Department thereunder.

     The Custodian shall keep such records, make such indemnifications, and file with the Internal Revenue Service such returns and other information concerning the Custodial Account as may be required of it under the Code and any regulations issued or forms adopted by the Treasury Department thereunder.

            Section 7: CUSTODIAN'S FEES AND EXPENSES OF THE ACCOUNT

     Any income taxes or other taxes of any kind whatsoever that may be levied or assessed upon or in respect of, the Custodial Account shall be paid from the assets of the Account. Any transfer taxes incurred in connection with the investment and reinvestment of the assets of the Custodial Account, all other administrative expenses incurred by the Custodian in the performance of its duties including fees for legal services rendered to the Custodian, and such compensation to the Custodian as may be established by the Custodian shall be paid by the Individual, and until paid shall constitute a charge upon the assets of the Custodial Account.

     Each calendar year, the Custodian shall collect from the assets of the Account any charges which were not paid by the Individual during that year. In so doing, the Custodian shall convert such portion of the Investment(s) as is necessary, to cash, in the same order of preference as set forth in section 4.

     Charges connected with benefit payments, or the complete termination of the Plan shall be collected by the Custodian in the manner as described in the above paragraph at the time each such payment or such termination occurs.

                      Section 8: CONCERNING THE CUSTODIAN

     The Custodian shall not be responsible in any way for the collection of contributions provided for under the Plan, the purpose or propriety of any distribution made pursuant to section 4 hereof, or any other action or non-action taken at the Individual's request. The Individual shall at all times fully indemnify and save harmless the Custodian, its successors and assigns, from any and all other liability whatsoever which may arise in connection with this Agreement, except liability arising from the negligence or willful misconduct of the Custodian. The Custodian shall be under no duty to take any action other than as herein specified with respect to the Custodial Account unless the Individual shall furnish the Custodian with instructions in proper form and such instructions shall have been specifically agreed to by the Custodian in writing; or to defend or engage in any suit with respect to the Custodial Account unless the Custodian shall first have agreed in writing to do so and shall have been fully indemnified to the satisfaction of the Custodian. The Custodian may conclusively rely upon and shall be protected in acting upon any written order from the Individual or any other notice, request, consent certificate or other instrument or paper believed by it to be genuine and to have properly executed, and, so long as it acts in good faith, in taking or omitting to take any other action. The Custodian shall not be liable for interest on any cash or cash balances maintained in the Custodial Account.

     The Individual shall have the sole authority to enforce this Agreement on behalf of any and all persons having or claiming any interest in the Custodial Account by virtue of this Agreement or the Plan. To protect the Custodial Account from the expenses which might otherwise be incurred, it is imposed as a condition to the acquisition of any interest in the Custodial Account, and it is hereby agreed, that no person other than the Individual may institute or maintain any action or proceeding against the Custodian in the absence of written authority from the Individual or a determination of a court of competent jurisdiction that in refusing such authority the Individual has acted fraudulently or in bad faith.

                              Section 9: AMENDMENT

     The Custodian reserves the right to amend this Agreement in any respect on at least forty-five days notice in writing to the Individual.

                Section 10: RESIGNATION OR REMOVAL OF CUSTODIAN

     The Custodian may resign at any time upon thirty days notice in writing to the Individual, or may be removed by the Individual at any time upon thirty days notice in writing to the Custodian. Upon such resignation or removal, the Individual or Sponsor shall appoint a successor Custodian, which successor shall meet the requirements of the Code so as to permit the Plan to continue as qualified under Code Section 408 et seq. Upon receipt by the Custodian of written acceptance of such appointment by the successor Custodian, the Custodian shall transfer and pay over to such successor the assets of the Custodial Account and all records pertaining thereto. The Custodian is authorized, however, to reserve such sum of money or shares as it may deem advisable for payment of all its fees, compensation costs and expenses, or for payment of any other liabilities constituting a charge on or against the assets of the Custodial Account or on or against the Custodian, with any balance of such reserve remaining after the payment of all such items to be paid over to the successor Custodian. The successor Custodian shall hold the assets paid over to it under terms similar to those of this Agreement that will qualify it under Code Section 408(h).

     If within thirty days after the Custodian's resignation or removal the Individual or Sponsor has not appointed a successor Custodian which has accepted such appointment, the Custodian shall, unless it elects to terminate the Custodial Account pursuant to section 11, appoint such successor itself.

     Fiduciary Trust Company shall substitute another Custodian if it receives notice from the Commissioner of Internal Revenue that such substitution is required because it has failed to comply with the requirements of Section 1.401-(12)(n) of the Income Tax Regulations.

                       Section 11: TERMINATION OF ACCOUNT

     The Custodian may elect to terminate the Custodial Account if within thirty days after its resignation or removal pursuant to section 10 the Individual has not appointed a successor Custodian which has accepted such appointment. The Custodian shall terminate the Account upon receiving notice of the Individual's death. Termination of the Custodial Account shall be effected by distributing all assets thereof to the Individual or his designated Beneficiaries pursuant to section 11 of the Plan. Upon such distribution, the Custodian shall be relieved from all further liability with respect to all amounts so paid.

                           Section 12: MISCELLANEOUS

     At no time shall it be possible for any part of the assets of the Custodial Account to be used for, or diverted to, purposes other than for the exclusive benefit of the Individual and his Beneficiary.

     Any notice from the Custodian to the Individual provided for in this Agreement shall be effective if sent to him at his last address of record.

     In the event of any conflict between the provisions of the Plan and those of this Agreement, the former shall prevail.

     This agreement shall be construed in accordance with the laws of the State of Kansas.

                             IMPORTANT DISCLOSURES
                           Individual Retirement Plan
                        Sponsored by United Funds, Inc.

NONDEDUCTIBLE CONTRIBUTIONS

IRA Plan contributions may not be deductible from Adjusted Gross Income (AGI), as determined on individual tax filing Forms 1040,1040A or 104OEZ, as described below:

     If employee (or                    If employee (or
     spouse) is not                     spouse) is
     covered by a                       covered by a
     pension plan:                      pension plan:

                    Over $50,000 AGI    No Deduction
                    ($35,000 single)

     Full Deduction $40,000-$50,000 AGI
     up to $4,000        ($25,000-$35,000    Reducing
     ($2,000 single)               single)        Reduction

                    Under $40,000 AGI   Full Deduction
                    ($25,000 single)    up to $4,000
                                   ($2,000 single)

If either spouse is covered by a Retirement Plan, both are considered covered.

Important: All IRA contributions continue to generate tax sheltered earnings until withdrawn. For this reason, "Nondeductible" contributions are still extremely valuable to those qualifying for an annual contribution.

IMPORTANT DISCLOSURES

An Individual Retirement Account (IRA) established under the prototype Individual Retirement Plan sponsored by United Funds, Inc., is a Custodial Account for the exclusive benefit of the Individual establishing the Account, or his Beneficiaries. Fiduciary Trust Company of New Hampshire acts as Custodian. The Individual Retirement Plan and Custody Agreement were submitted to the Internal Revenue Service and received approval as a prototype plan, with assignment of Serial Number D190430b.

An Individual's interest in his Account is fully vested and non-forfeitable.
The assets held in the Account may be invested in one or more of the investments offered by Waddell & Reed, Inc. The assets may not be invested in life insurance contracts and may not be commingled with other property except in a common investment fund.

Right of Revocation: An Individual who has established an Individual Retirement Plan may revoke the Plan by so notifying Fiduciary Trust Company, in writing, at
P. 0. Box 29219, Shawnee Mission, Kansas, 66201-9219, Attention: Customer Service, at any time within seven days after the Account under the Plan has been established, and receive the entire amount paid including sales charges and other fees.

Contribution Limitations: Any Individual who has not attained age 70 1/2, may make contributions to his IRA as follows (see "Nondeductible Contributions"):

Individual-the lesser of $2,000 or 100% of Earned Income or Compensation;

Individual and Non-Working Spouse-the lesser of $4,000 or the sum of:

(1) the compensation includible in the individual's gross income for the tax year, plus;
(2) the compensation includible in the gross income of the individual's spouse for the tax year reduced by the amount allowed as a deduction to the spouse for
a contribution to the spouse's own IRA for such tax year.   The Contribution may
be allocated between the spouse's IRA in any proportion, provided that neither spouse's IRA receives more than $2,000.

Simplified Employee Pension-If an IRA is established prior to January 1, 1997 under a Simplified Employee Pension Plan, the Individual may authorize salary reductions (limited to the amount specified in Section 402(g) of the Code), or the Individual's Employer may make contributions (provided the total of salary reductions plus Employer contributions does not exceed the lesser of $30,000 or 15% of the Individual's Compensation). In addition, the Individual may also contribute to his IRA, or for the IRA of his Non-Working Spouse, as described in the above two paragraphs.

Savings Incentive Match Plans for Employees-If a SRA is established under a SIMPLE, the individual may authorize salary reductions (limited to the amounts specified in Section 408(p) of the Code), and the Employer may make either a matching contribution, or a nonelective contribution as described in Section 408(p) of the Code.

Rollover IRA: An Individual may contribute all or any portion of the amount of a distribution from another retirement plan, less any employee contributions, to his IRA within 60 days from the date received, or to avoid 20% mandatory tax withholding, authorize the Employer to contribute the distribution directly to his IRA. If any property is received, the same property must be rolled over, provided that employer stock certificates must be issued in the name of the Individual, and not in the name of the Custodian. A rollover of assets from one IRA to another is permitted only once in a 12 month period.

Deduction of Contributions: An Individual claiming a deduction must indicate the amount on his Form 1040 at the time he files his tax return. Although no tax deduction is allowed for a rollover contribution to an IRA, the tax deferred status of the assets is preserved.

Distribution of Benefits: Generally, distributions from an IRA will be taxed as ordinary income. Except in the case of death or disability, none of the assets may be distributed until the Individual reaches age 59 1/2. Distributions must commence not later than April 1 of the year following the calendar year in which the Individual attains age 70 1/2.

The assets can be distributed either in one lump sum, or in substantially equal installments, made at least annually, and spread over a period of time which cannot exceed the life expectancy of the Individual or the joint life expectancies of the Individual and his spouse.

TAX PENALTIES

Excess contributions to an IRA are subject to a cumulative 6% penalty tax. However, this tax often can be avoided if the Individual withdraws the excess contribution, and any income earned by the excess contribution, on or before the due date of his return for the year when the excess contribution was made.

Premature distributions are subject to a 10% penalty tax. Unless he is disabled or elects "life expectancy" payments, any distribution from an IRA to the Individual, before he has reached age 59 1/2, will be considered a premature distribution. The 10% penalty tax is applied to the amount of the distribution which is included in gross income, and must be paid in addition to any increase in income tax which may result from including the distribution in gross income.

Exception to 10% penalty: Beginning January 1, 1997, withdrawals prior to age 59 1/2, may be made to pay medical expenses in excess of 7.5% of your Adjusted Gross Income. Also, an exception is made for a distribution to pay medical premiums for an individual who has separated from employment and has received unemployment compensation (under federal and state programs) for 12 consecutive weeks.

Prohibited Transactions: If an Individual engages in a prohibited transaction (as defined in Code Section 4975), the IRA will lose its exemption from taxation and the Individual will be deemed to have received the fair market value (as of the first day of the taxable year) of all assets in the Account. That amount will be included in the Individual's gross income for the year and may also be subject to a 10% tax on premature distributions.

Excess Distributions from an IRA are subject to an additional 15% tax. A 15% excise tax is imposed on distributions, which exceed $112,500 (indexed), from qualified retirement plans, tax-sheltered annuities and IRAs. However, the excess distribution penalty tax will not apply for 1997, 1998 and 1999.

Pledging Account as Security: If an IRA or any portion of it is pledged as security for a loan, that portion will be treated as though it were distributed to the Individual and may be subject to a 10% tax on premature distributions.

Minimum Distribution Rules: Failure to satisfy the minimum distribution rules can result in significant tax consequences to the Individual, such as being taxed on the entire IRA account balance and paying other tax penalties. The rules affect various forms of distributions as follows:

Pre-Death Distributions: The minimum distribution rules require that in the Individual's "70 1/2 year," and each year thereafter, the Individual must make withdrawals from the IRA that are at least equal to the "minimum distribution." The Individual's 70 1/2 year is the calendar year that contains the date sixth months after the Individual's 70th birthday. The amount of the minimum distribution is usually determined by dividing the account balance of the IRA, as of December 31 of the prior year, by a divisor that is based on the Individual's life expectancy or the joint life expectancy for the Individual and his or her beneficiary. There are, however, a number of rules that determine how the calculation of the Individual's minimum distribution should be made, including special exceptions that may apply to the Individual. These are discussed in IRS Publication 590, Individual Retirement Arrangements.

Generally, the Individual must withdraw an amount at least equal to the minimum distribution by December 31 of each year. However, for the Individual's 70 1/2 year, the Individual may wait to withdraw the minimum distribution until April 1 of the following year. This means that if the Individual waits until April 1 of the following year, the Individual's total withdrawal in that year must equal the minimum distributions for two years a withdrawal by April 1 that is equal to the minimum distribution for the 70 1/2 year and a second withdrawal by December 31 that is equal to the minimum distribution for that year. In each year thereafter, the Individual must withdraw the minimum distribution for the year by December 31.

Distributions After Death: If an Individual is the beneficiary of a deceased IRA owner, the minimum distribution rules also apply. Specific information on how the minimum distribution rules apply to beneficiaries of an IRA is contained in IRS Publication 590, Individual Retirement Arrangements. In general, however, the amount that the beneficiary must withdraw in each year depends upon whether the IRA owner reached age 70 1/2 before death and whether the beneficiary is the surviving spouse of the IRA owner.

If the IRA owner was age 70 1/2 before death, then regardless of the beneficiary's age, the beneficiary must withdraw an amount in each year that is at least equal to the amount that the IRA owner would have been required to withdraw. This rule also applies if the beneficiary is the surviving spouse of the IRA owner. If the IRA owner was not age 70 1/2 before death and the
beneficiary is not the surviving spouse, there are two possible options.   Under
the first option, the beneficiary must withdraw the entire IRA account by December 3l of the fifth year following the year of the IRA owner's death.
Under the second option, the beneficiary must, by December 31 of the year following the year of the IRA owner's death and in each year thereafter, withdraw an amount that is at least equal to the IRA account balance divided by the beneficiary's life expectancy. If the beneficiary is the surviving spouse, the same two options apply, but additional options are available to a spouse beneficiary for satisfying the minimum distribution requirements.

Other Rules: If the Individual has more than one IRA, the Individual can satisfy the minimum distribution rules by withdrawing from one IRA the amount required to satisfy the minimum distribution requirement for all of the IRAs.

This explanation only summarizes the minimum distribution rules. Other rules and exceptions may apply to the Individual that are not discussed in this summary, including rules which, in some cases, would prevent the Individual from using certain options described above. An Individual should consult with his or her personal tax advisor or IRS Publication 590, Individual Retirement Arrangements for more detailed information.

ADDITIONAL INFORMATION

Estate Tax Treatment: The assets held in an IRA are not excludable from an Individual's estate for Federal Estate tax purposes unless they are distributed to a spouse Beneficiary.

Explanation of Charges: The charges, if any, incurred in connection with the acquisition of any of the Investments offered by Waddell & Reed, Inc. shall be set forth in the prospectus required for such Investments. Each year, the Plan Custodian charges certain fees as outlined on Page 11 of this booklet. Such fees will be deducted from the assets held in the Account unless paid directly by the Individual.

Computation and Allocation of Annual Earnings: Each of the Mutual Funds intends to pay to its shareholders, as dividends, substantially all of its net investment income, if any, and to pay a distribution before the end of its fiscal year of substantially all realized capital gains, if any. Such dividends and capital gains paid on the shares held in the Account will be reinvested in additional shares without a sales charge.

The payment of dividends and capital gains, and the growth in the value of the assets in the Account cannot be projected or guaranteed.

Further Information on Individual Retirement Accounts can be obtained from any Internal Revenue Service District Office, or from IRS Publication 590. This publication is available from your local IRS office or by calling 1-800-TAX-FORMS.

                           INDIVIDUAL RETIREMENT PLAN

                            Application Instructions

Establishment of Plan

The Individual whose signature is inscribed on Application Form CAP 1 or WRF3000 has read the attached Retirement Plan and Custody Agreement of which the Application is a part and agrees to the terms and conditions set forth therein, and by execution of the Application does establish his or her Individual Retirement Plan, appointing as Custodian, in accordance with the Custody Agreement, Fiduciary Trust Company of New Hampshire, and directs that contributions be applied to the Investment(s) designated on the Application.

Such Investment(s) may require additional application materials as specified by Waddell & Reed, Inc. All dividend, capital gain, and interest distributions on Investment(s) (other than those automatically reinvested) shall be invested in the United Group of Funds or Waddell & Reed Funds as designated on the Application.

Custodian Fees

The Custodian Fees under the Individual Retirement Plan sponsored by United Funds, Inc. (other than Tri-Vest Plans) will be as follows:

     Annual Fee for Maintenance of Plan
     $15.00

     Annual Fee for Maintenance of each Additional Account (e.g. SEP, SIMPLE or Spousal) $10.00
     (No charge for separate Rollover Account)

     Distributions - each - This includes cash payments, distributions of shares, and return of excess contributions. Excludes periodic payments
     $ 5.00

     Periodic Payments of Cash and Periodic Distributions of Shares - each
     $ 2.00

If a Tri-Vest Plan is selected, the Custodian Fees will be as follows:

     Annual fee for Maintenance of Plan                               0.5% of
assets;
                                             minimum $35.00, maximum $75.00

     Annual Fee for Maintenance of each Additional Account (e.g. SEP, SIMPLE or Spousal) $10.00
     (No charge for separate Rollover Account)

     Distributions - each - This includes cash payments, distributions of shares, and return of excess contributions. Excludes periodic payments
                          $ 5.00

     Withdrawals - this includes partial or periodic payments of benefits
     or excess contributions                                          $ 2.00

Extraordinary services resulting from unusual administrative responsibilities not contemplated by the above schedule will be subject to such additional charges as will reasonably compensate the Custodian for the services involved. The Custodian may change the foregoing schedule of fees in respect to all calendar years beginning at least 45 days after the Custodian gives the Individual written notice of such change, and such schedule may also be changed at any time by mutual agreement between the Individual and the Custodian.

Designation of Beneficiary

Pursuant to the Individual Retirement Plan and Custody Agreement, the Individual has the right to designate the Beneficiary(ies) to whom any benefits payable on account of death are to be paid, and, at any time prior to receipt of full interest, to revoke or amend any designation previously made. Subject to the provisions of the Plan, the Individual designates the person(s) named on the Application as the Beneficiary(ies) to whom any benefits payable on account of death shall be paid. The benefits shall be paid to the named Beneficiary(ies) who survives the Individual. If any Beneficiary should not survive him or her, the parts to which living Beneficiaries are entitled shall be increased proportionately. If no proportion is indicated, the payment shall be made in equal shares.

The Individual understands that under the terms of the Plan, he or she has the right, at any time prior to receipt of full interest under the Plan, to revoke or amend this designation in any manner and to designate any other person(s) as substitute Beneficiary(ies), by an appropriate instrument, in writing, filed with the Custodian as provided in the Plan, and such right is expressly reserved.

IF CONTINGENT BENEFICIARIES ARE DESIRED, THE INDIVIDUAL MUST COMPLETE DESIGNATION OF BENEFICIARY FORM MRP972.

Custodian Acceptance

Upon acceptance of the Application by the Custodian, the Individual Retirement Plan is deemed effective as of the date of the Individual's Authorized Signature.

                                  IRA ROLLOVER

                             Application Supplement
                Statement of Distribution from a Retirement Plan
 Qualified Under Section 401(a), 402(a), 403(b), 405(a), or 408 of the Internal
                                  Revenue Code
___  Direct Rollover to Fiduciary Trust Co. NH             ___  Rollover Paid to
                                   Recipient*
 *If 20% mandatory tax withheld, recipient must make up withheld amount out-of-
                         pocket to Rollover full amount

NAME OF RECIPIENT  ____________________________________________________________
________________________________________________________________________________

NAME OF PLAN  _________________________________________________________________
________________________________________________________________________________

DISTRIBUTION BREAKDOWN:

A.   This is to confirm a total distribution of
___________________________________________
                                   (Shares/Dollars)

B.   Which was made on _________________________________________________________
(date).

C.   Amount of non-qualified employee contributions was
____________________________________
                                             (Shares/Dollars)

D.   Amount of qualified employee contributions was
________________________________________
                                             (Shares/Dollars)

REASON FOR DISTRIBUTION:

___ Disability

___ Retirement

___ Termination of Employment __________________________________________________
(date)

   Date Recipient Entered Plan
__________________________________________________ (date)

___ Termination of Qualified Plan
_________________________________________________ (date)

   Date Recipient Entered Plan
__________________________________________________ (date)

AUTHORIZED SIGNATURE: ________________________________________________________
                         (Signature of Trustee, Employer or Plan Administrator)

(NOT required if copy of
Form 1099R or Facsimile
Form issued by Plan Admin-
istrator is attached)
___________________________________________________________________
                                   (Title)

SEE REVERSE SIDE FOR INSTRUCTIONS
                             ADDITIONAL INFORMATION

IRA ROLLOVER APPLICATION SUPPLEMENT (Form CRP5A) EXPLANATION

-- Name of Recipient: Indicate full name of recipient as it appears in retirement plan account.

-- Name of Plan: Indicate complete name of plan from which distribution was made.

-- Distribution Breakdown: Complete Items A, B, C, and D, indicating shares or dollars. If shares are received as part of the distribution, attach a copy of the final valuation statement of the distribution.

-- Reason for Distribution: Indicate one of four reasons for distribution.

-- Authorized Signature: In the case of a plan qualified under Section 401(a) (i.e., Corporate Retirement Plan or Keogh), enter signature of Plan Trustee, Employer, or Plan Administrator. In the case of plans qualified under Sections 402(a), 403(b), 405(a), or 408, please enter the signature of the Individual.

NOTE: If Form 1099R or Facsimile Form is submitted with Application, no Authorized Signature is required.

TRANSFER OF ASSETS - Assets held in existing IRA plan(s) may be transferred to the United Funds, Inc. IRA Plan by completing all items except the Custodian Approval section of a Transfer of Proceeds Form CRP644, and mailing all four copies to the Home Office with the IRA Plan Application.

If Assets must be cashed out of pre-established IRA Plan and paid directly to the Individual, complete the following portions of Form CRP5A and submit with check endorsed over to "Fiduciary Trust Co." to verify transfer of proceeds.

-- Name of Recipient

-- Name of Plan

-- Distribution Breakdown: items A and B only

-- Authorized Signature of Individual

BILLING STATEMENTS are available for Employer Sponsored Payroll Deduction IRA Plans, SIMPLE IRA Plans and Simplified Employee Pension Plans. If an IRA Plan is intended as an addition to an existing Billing, please indicate the Employer's billing account number under "Special Remarks" on the Plan Application.

                          Helping People make the Most
                           of Their Financial Future

                                    Waddell
                                     & Reed

                               FINANCIAL SERVICES

          A Torchmark Company                CRP0005(1/97)